INTERMOUNTAIN COMMUNITY BANCORP ANNOUNCES REVERSE STOCK SPLIT
August 31, 2012
SANDPOINT, Idaho, Aug. 31, 2012 (GLOBE NEWSWIRE) -- Intermountain Community Bancorp (OTCBB:IMCB) today announced that the Company will implement effective as of the close of business on October 5, 2012, a 1-for-10 reverse stock split of Intermountain’s common stock (both voting and nonvoting) that was approved by the shareholders at the Company’s Annual Meeting on May 17, 2012.
As fixed by the Board of Directors, shareholders will receive 1 new share of common stock for every 10 shares of stock they owned prior to the reverse stock split. The effect of the reverse stock split will be to increase the per share market price of Intermountain’s common stock to at least $4.00 per share. Following the split, the Company will apply with NASDAQ to list its shares of voting common stock on the NASDAQ Capital Market.
“The reverse stock split will allow our stock to be more broadly traded on NASDAQ and satisfies a contractual obligation to our new investors,” said Curt Hecker, President and CEO of Intermountain.
As a result of the reverse stock split, every 10 shares of the Company’s common stock issued and outstanding at the end of the effective date of October 5, 2012 will be combined into 1 share of common stock. In addition, all fractional shares will be rounded up to the nearest whole share.
The reverse stock split will reduce the number of shares of outstanding voting and nonvoting common stock from approximately 26.0 million and 38.4 million shares to approximately 2.6 million and 3.8 million shares, respectively. The reverse stock split will also reduce the number of authorized shares of voting and nonvoting common stock from 300,000,000 and 100,000,000 shares to 30,000,000 and 10,000,000 shares, respectively. Proportional adjustments will also be made to the conversion or exercise rights under the Company’s outstanding warrants, stock options and other common stock-based equity grants outstanding immediately prior to the effectiveness of the reverse stock split.
Shareholders with certificated shares will be required to return their stock certificates for “book-entry” shares representing the appropriate number of shares of common stock resulting from the reverse stock split. The Company’s stock transfer agent, American Stock Transfer and Trust Company, LLC, will mail instructions to registered shareholders on how to complete the exchange.
Additional information about the reverse stock split can be found in the Company’s definitive proxy statement filed with the Securities and Exchange Commission on April 19, 2012, copies of which are available at www.sec.gov or at www.intermountainbank.com.
About Intermountain Community Bancorp
Intermountain is headquartered in Sandpoint, Idaho, and operates as four separate divisions with nineteen banking locations in three states. Its banking subsidiary, Panhandle State Bank, offers financial services through northern Idaho offices in Sandpoint, Ponderay, Bonners Ferry, Priest River, Coeur d'Alene, Post Falls, Rathdrum and Kellogg. Intermountain Community Bank, a division of Panhandle State Bank, operates branches in southwest Idaho in Weiser, Payette, Nampa, Caldwell and Fruitland, as well as in Ontario, Oregon. Intermountain Community Bank Washington, a division of Panhandle State Bank, operates branches in downtown Spokane and Spokane Valley, Washington. Magic Valley Bank, a division of Panhandle State Bank, operates branches in Twin Falls and Gooding, Idaho.
Additional Information
This news release does not constitute an offer to sell or a solicitation of an offer to buy any securities, nor shall there be any sale of securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

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This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements may include but are not limited to statements about the Company's plans, objectives, expectations and intentions and other statements contained in this report that are not historical facts. These forward-looking statements are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond the Company's control. Actual results may differ materially from the results discussed in these forward-looking statements because of numerous possible risks and uncertainties. These include but are not limited to risks described in the "Risk Factors," "Business," and "Management's Discussion and Analysis of Financial Condition and Results of Operations" sections, as applicable, of the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2011 and Quarterly Report on Form 10-Q for the quarter ended June 30, 2012. Readers are cautioned that forward-looking statements in this release speak only as of the date of this release. The Company does not undertake any obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise.
CONTACT: Curt Hecker, President and CEO
Intermountain Community Bancorp
(208) 263-0505
curt.hecker@intermountainbank.com

Doug Wright, Executive Vice President and CFO
Intermountain Community Bancorp
(509) 363-2635
doug.wright@intermountainbank.com

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